Filed Pursuant to Rule 433
Registration No. 333-117099

Arch Capital Group Ltd.
Non-Cumulative Preferred Shares, Series B

Final Term Sheet

Issuer:	Arch Capital Group Ltd.
Security:	7.875% Non-Cumulative Preferred Shares, Series B
Size:	$125,000,000 (5,000,000 shares)
Maturity:	Perpetual
Ratings (Moody’s / S&P / Fitch):	Baa3 / BB+ / BBB-
Type of security:	SEC Registered
Dividend rights:

7.875% of the liquidation preference per annum, when, as and if declared by the board of directors, on a non-cumulative basis. If declared, the dividend payable on the period from May 24, 2006 to August 15, 2006 would be $0.44 per preferred share.

Dividend payment dates:	February 15th, May 15th, August 15th, November 15th, commencing on August 15, 2006.
Optional Redemption:	On or after May 15, 2011 at $25 per share (subject to certain exceptions described in the prospectus supplement)
Liquidation preference:	$25 per share
Estimated net proceeds:	$120 million
Trade Date:	May 17, 2006
Settle:	May 24, 2006 (T+5)
Public Offering Price:	$25 per share
Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets LLC.
Senior Co-Managers:	Credit Suisse Securities (USA) LLC, UBS Securities LLC
CUSIP:	G0450A154
Listing:	Arch intends to apply to have the preferred shares approved for listing on the NYSE under the symbol “ARHPRB”
Dividends:

Dividends paid on the Series B Non-Cumulative Preferred Shares should qualify as “qualified dividend income” if, as is intended, the Series B Non-Cumulative Preferred Shares are approved for listing on the NYSE. Qualified dividend income paid in the taxable years beginning on or before December 31, 2008 to certain shareholders is subject to tax at long-term capital gain rates. Congress has passed a bill which would extend this benefit to taxable years beginning on or before December 31, 2010. Dividends paid on the Series B Non-Cumulative Preferred Shares to U.S. corporate shareholders will not be eligible for the dividends-received deduction. There is a risk that dividends, if any, paid prior to the listing of the Series B Non-Cumulative Preferred Shares on the NYSE may not constitute qualified dividend income

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and a preliminary prospectus supplement if you request it by calling Merrill Lynch toll-free at 1-800-248-3580,  Citigroup toll-free at 1-877-858-5407, JPMorgan collect at 1-212-834-4533 and Wachovia toll-free at 1-800-326-5897.

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